Exhibit 99.1

ARTISOFT COMPLETES ACQUISTION OF VERTICAL NETWORKS AND
RELATED COMMON STOCK FINANCING

CAMBRIDGE, Mass. – September 29, 2004 – Artisoft®, Inc. (OTC: ASFT) announced today that it has completed its previously announced acquisition of Vertical Networks®, Inc.  The Company financed this acquisition with a portion of the proceeds of a common stock financing that has been substantially completed.

In the financing, Artisoft agreed to sell a total of 24,159,468 shares of its common stock at a per share price of $1.1386 in a private placement, for a total agreed upon gross proceeds of $27.5 million.  Artisoft sold a total of 19,768,110 shares, for proceeds of $22.5 million, with the remaining 4,391,358 shares (with proceeds of $5.0 million) to be sold, under the terms of the agreement, within the next week.

In connection with or prior to the financing, the holders of all shares of Artisoft’s outstanding preferred stock converted those shares into common stock.  The principal investor in the financing was M/C Venture Partners, which purchased 13,174,073 shares, representing approximately 44.6% of Artisoft’s approximately 29.6 million outstanding shares of common stock (including the converted shares of preferred stock).  M/C Venture Partners has also agreed to purchase the remaining 4,391,358 shares of common stock in the financing, which would result in their ownership of a total of 17,565,431 shares, or approximately 51.7% of Artisoft’s approximately 33.9 million outstanding shares of common stock (including the converted shares of common stock).  Following the issuance and sale of common stock to M/C Venture Partners, M/C Venture Partners is now the largest beneficial holder of Artisoft’s common stock.

As a result of the financing, the per share exercise price of outstanding warrants to purchase an aggregate of 3,389,763 shares of Artisoft’s common stock was reduced from a weighted average price of $1.85 to $1.18.  Artisoft has granted the investors in the financing a right of first refusal on future sales of securities and has agreed not to undertake various significant corporate activities without the prior approval of M/C Venture Partners.

Artisoft has committed to use up to $19 million of the net proceeds from the financing to fund its acquisition of Vertical Networks.  The balance of the net proceeds will be used for working capital and general corporate purposes.

Also in connection with the financing, John P. Ward, general partner of M/C Venture Partners, and Matthew J. Rubins, general partner of M/C Venture Partners, were elected to Artisoft’s board of directors. Robert Goon and Kathryn Lewis have retired from the board of directors.  In addition, in connection with the financing, William Y. Tauscher, Artisoft’s Chairman of the Board, was named Chief Executive Officer of the Company.

The offer, sale and issuance to the investors of the shares of common stock have not been and will not be registered under the Securities Act of 1933 and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of such Act and applicable state securities laws.

Artisoft has agreed to register the common stock issued to the investors for resale under the Securities Act of 1933.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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Artisoft and Vertical Networks are registered trademarks of Artisoft, Inc.  All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

For additional information, contact:
Financial Community:	Media Community:
Duncan Perry	Mary Ellen Quinn
617-354-0600 x201	617-354-0600 x342
dperry@artisoft.com	mquinn@artisoft.com